UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4) *

                          Imagistics International Inc.
                                (Name of Issuer)

                Shares of Common stock, par value $.01 per share
                         (Title of Class of Securities)

                                    45247T104
                                 (CUSIP Number)

                                February 6, 2003
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 2 of 9 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Witmer Asset Management 13-3735486
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     911,100
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    911,100
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   911,100
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 3 of 9 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Charles H. Witner
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    20,000
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     913,900
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       20,000
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    913,900
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   944,800
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 4 of 9 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Meryl B. Witmer
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    10,900
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     913,900
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       10,900
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    913,900
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   944,800
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 5 of 9 Pages
----------------------                                         -----------------

ITEM 1. NAME OF ISSUER

     (a)  Name of Issuer:
          Imagistics International Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          100 Oakview Drive
          Trumbull, CT 06611

ITEM 2. NAME OF PERSON FILING

     (a)  Name:
          Witmer Asset Management
          Charles H. Witmer
          Meryl B. Witmer

     (b)  Address of Principal Business Office:
          237 Park Avenue, Suite 800
          New York, New York 10017

     (c)  Citizenship:
          Witmer Asset Management is a limited liability company and organized under the laws of the State of Delaware.
          Charles H. Witmer and Meryl B. Witmer are United States citizens.

     (d)  Title of Class of Securities:
          Shares of Common stock, par value $.01 per share

     (e)  CUSIP Number:
          45247T104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS. 240.13D-1(B) ORSS.240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Act.
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act.
     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
     (e)  [ ] An investment adviser in accordance with  ss.240.13(d)-1(b)(1)(ii)
              (E).
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).
     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G)
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
     (j)  [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 6 of 9 Pages
----------------------                                         -----------------

ITEM 4. OWNERSHIP.

     (a)  Amount Beneficially Owned:
          Witmer Asset Management 911,100 shares
          Charles H. Witmer 944,800 shares
          Meryl B. Witmer 944,800 shares

     (b)  Percent of Class:
          Witmer Asset Management 5.1%
          Charles H. Witmer 5.3%
          Meryl B. Witmer 5.3%

     (c)  Number of shares as to which the person has:
          (i)   sole power to vote or to direct the vote:
                Witmer Asset Management 0 shares
                Charles H. Witmer 20,000 shares
                Meryl B. Witmer 10,900 shares

          (ii)  shared power to vote or to direct the vote:
                Witmer Asset Management 911,100 shares
                Charles H. Witmer 913,900 shares
                Meryl B. Witmer 913,900 shares

          (iii) sole power to dispose or to direct the disposition of:
                Witmer Asset Management 0 shares
                Charles H. Witmer 20,000 shares
                Meryl B. Witmer 10,900 shares

          (iv)  shared power to dispose or to direct the disposition of:
                Witmer Asset Management 911,100 shares
                Charles H. Witmer 913,900 shares
                Meryl B. Witmer 913,900 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 7 of 9 Pages
----------------------                                         -----------------


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

     Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


EXHIBITS       EXHIBIT 1
               ---------
               Joint Filing Agreement dated February 18, 2003 between Witmer Asset Management, Charles H. Witmer and Meryl B. Witmer.

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 8 of 9 Pages
----------------------                                         -----------------


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 18, 2003                Witmer Asset Management

                                        /s/ Charles H. Witmer *
                                        ----------------------------------------
                                        Name: Charles H. Witmer
                                        Title: Managing Member


Dated: February 18, 2003                /s/ Charles H. Witmer *
                                        ----------------------------------------
                                        Charles H. Witmer


Dated: February 18, 2003                /s/ Meryl B. Witmer *
                                        ----------------------------------------
                                        Meryl B. Witmer

* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G to the extent of their pecuniary interest therein.

                                 SCHEDULE 13G
----------------------                                         -----------------
CUSIP NO. 45247T104                                            Page 9 of 9 Pages
----------------------                                         -----------------


EXHIBIT 1
                             JOINT FILING STATEMENT

                     STATEMENT PURSUANT TO RULE 13D-1(K)(1)

     The  undersigned  hereby  consent  and agree to file a joint  statement  on
Schedule 13G Amendment No. 4 under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Imagistics International, Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.


Dated: February 18, 2003                Witmer Asset Management

                                        /s/ Charles H. Witmer
                                        ----------------------------------------
                                        Name: Charles H. Witmer
                                        Title: Managing Member

Dated: February 18, 2003                /s/ Charles H. Witmer
                                        ----------------------------------------
                                        Charles H. Witmer


Dated: February 18, 2003                /s/ Meryl B. Witmer
                                        ----------------------------------------
                                        Meryl B. Witmer